Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147414

SUPPLEMENT NO. 3 DATED DECEMBER 4, 2009

TO PROSPECTUS DATED SEPTEMBER 21, 2009

APPLE REIT NINE, INC.

        The following information supplements the prospectus of Apple REIT Nine, Inc. dated September 21, 2009 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 3 (which is cumulative and replaces all prior Supplements).

        Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of Units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

        "Courtyard by Marriott," "Fairfield Inn," "Fairfield Inn & Suites," "TownePlace Suites," "Marriott," "SpringHill Suites" and "Residence Inn" are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to "Marriott" mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott's relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an "issuer" or "underwriter" or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

        "Hampton Inn," "Hampton Inn & Suites," "Homewood Suites," "Embassy Suites" and "Hilton Garden Inn" are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to "Hilton" mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton's relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an "issuer" or "underwriter" or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

        We completed the minimum offering of Units (with each Unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per Unit on May 14, 2008. We are continuing the offering at $11 per Unit in accordance with the prospectus. We registered to sell a total of 182,251,082 Units. As of November 27, 2009, 89,460,599 Units remained unsold. We will offer Units until April 25, 2010, unless the offering is extended, provided that the offering will be terminated if all of the Units are sold before then.

        As of November 27, 2009, we had closed on the following sales of Units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	83,266,673	$915,933,408	$824,340,067

Total	92,790,483	$1,015,933,408	$914,340,067

        Our distributions since the initial capitalization through September 30, 2009 totaled approximately $51.3 million of which approximately $32.4 million was used to purchase additional Units under the Company's best-efforts offering. Thus the net cash distributions were $18.9 million. Our distributions were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period our net cash generated from operations, from our Consolidated Statements of Cash Flows, was approximately $23.3 million, which exceeded the net cash distributions. The following is a summary of the distributions and cash generated by operations.

	Total Distributions Declared and Paid per Share	Total Declared and Paid
					Net Cash From Operations(1)
		Cash	Reinvested	Total
2nd Quarter 2008	$0.07	$300,000	$593,000	$893,000	$323,000
3rd Quarter 2008	0.22	1,694,000	3,094,000	4,788,000	966,000
4th Quarter 2008	0.22	2,582,000	4,749,000	7,331,000	2,047,000
1st Quarter 2009	0.22	3,624,000	6,265,000	9,889,000	2,204,000
2nd Quarter 2009	0.22	4,728,000	7,897,000	12,625,000	8,888,000
3rd Quarter 2009	0.22	5,956,000	9,790,000	15,746,000	8,908,000

	$1.17	$18,884,000	$32,388,000	$51,272,000	$23,336,000

(1)
See complete consolidated statement of cash flows for the nine months ending September 30, 2009 included in our most recent Form 10-Q for the quarter ended September 30, 2009, incorporated by reference herein. See "Incorporation by Reference" on page S-5 of this Supplement.

        During the initial phase of our operations, we may, due to the inherent delay between raising capital and investing that same capital in income producing real estate, have a portion of our distributions funded from offering proceeds. Our objective in setting a distribution rate is to project a rate that will provide consistency over the life of the program, taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. We anticipate that we may need to utilize debt, offering proceeds and cash from operations to meet this objective. We evaluate the distribution rate on an ongoing basis and may make changes at any time if we feel the rate is not appropriate based on available cash resources. In May 2008, our Board of Directors established a policy for an annualized dividend rate of $0.88 per common share, payable in monthly distributions. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate.

        For the year ended December 31, 2008, as stated in Note 1 to our consolidated financial statements for that period, 58% of distributions made to investors represented a return of capital and the remaining 42% represented ordinary income. Proceeds of the offering which are distributed are not available for investment in properties. See "Risk Factors"—"We may be unable to make distributions to our shareholders," on page 28 of the prospectus, and "Our distributions to our shareholders may not be sourced from operating cash flow but instead from offering proceeds or indebtedness, which (to the extent it occurs) will decrease our distributions in the future," on page 16 of the prospectus.

(Remainder of Page Intentionally Left Blank)

 INCORPORATION BY REFERENCE

        We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or "SEC." The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-147414), except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009;

  •
  Definitive Proxy Statement filed on Schedule 14A filed with the SEC on April 9, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 5, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 4, 2009;

  •
  Current Report on Form 8-K/A filed with the SEC on October 10, 2008; includes the financial statements for the Tucson, Arizona Hilton Garden Inn Hotel and the required pro forma financial information;

  •
  Current Report on Form 8-K filed with the SEC on October 22, 2008; includes the financial statements for SCI Lewisville Hotel, Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn); SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for RSV Twinsburg Hotel, Ltd (previous owner of the Twinsburg, Ohio Hilton Garden Inn) and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites); Santa Clarita Courtyard; Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites) and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Beaumont, Texas—Residence Inn by Marriott; Santa Clarita Hotels Portfolio; SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn); Pueblo, Colorado Hampton Inn & Suites and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Bristol, Virginia—Courtyard Marriott and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for the Durham, North Carolina—Homewood Suites and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee

    Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) and the required pro forma financial information;

  •
  Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn); Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of the Pittsburgh, Pennsylvania Hampton Inn) and the required pro forma financial information;

  •
  Current Report on Form 8-K filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites and Austin, Texas Hampton Inn) and the required pro forma financial information; and

  •
  Current Report on Form 8-K/A filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites and Austin, Texas Hampton Inn) and the required pro forma financial information.

  •
  Current Report on Form 8-K/A filed with the SEC on September 1, 2009; includes the financial statements for Grove Street Orlando, LLC (previous owner of Orlando, Florida Fairfield Inn & Suites and Orlando, Florida SpringHill Suites) and the required pro forma financial information;

  •
  The description of our Units contained in our Registration Statement filed on Form 8-A (File No. 000-53603), filed with the SEC on March 27, 2009; and

  •
  Current Reports on Form 8-K filed with the SEC on January 2, 2009, January 7, 2009, January 8, 2009, January 22, 2009, February 3, 2009, February 6, 2009, February 17, 2009, March 10, 2009, March 16, 2009, April 10, 2009, May 26, 2009, June 3, 2009, June 18, 2009, July 2, 2009, August 21, 2009, September 28, 2009 and November 20, 2009.

        All of the documents that we have incorporated by reference into this prospectus are available on the SEC's website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

        In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed on our website at www.applereitnine.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

SUMMARY OVERVIEW

Summary of Real Estate Investments

        Since our prospectus dated September 21, 2009, we have purchased two additional hotels. Currently, through our subsidiaries, we own a total of 33 hotels. These hotels contain a total of 3,900 guest rooms. They were purchased for an aggregate gross purchase price of $525,362,947. Financial and operating information about our recently purchased hotels is provided in another section below.

        In addition, we currently own, through one of our subsidiaries, approximately 417 acres of land located on 113 individual sites in the Ft. Worth, Texas area. The purchase price for this land was approximately $147 million. Under the ground lease, we receive monthly rental payments.

Description of Real Estate Owned

        The map below shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State

Type and Number of Hotel Franchises

Summary of Potential Acquisitions

        We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for 8 other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the hotel. The following table summarizes the hotel and contract information:

Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1. Hillsboro, Oregon(a)	Embassy Suites	October 3, 2008	165	$32,500,000
2. Hillsboro, Oregon(a)	Hampton Inn & Suites	October 3, 2008	106	14,500,000
3. Clovis, California(a)	Homewood Suites	October 17, 2008	83	12,435,000
4. Albany, Georgia(a)(b)	Fairfield Inn & Suites	October 20, 2008	87	7,919,790
5. Panama City, Florida(a)(b)	TownePlace Suites	October 20, 2008	103	10,640,346
6. Houston, Texas(a)(b)	Marriott	October 29, 2008	206	51,000,000
7. Holly Springs, North Carolina(a)	Hampton Inn	January 6, 2009	124	14,880,000
8. Fort Worth, Texas(a)(b)	TownePlace Suites	May 7, 2009	140	18,460,000

		Total	1,014	$162,335,136

Notes for Table:

(a)
The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

(b)
If the seller meets all of the conditions to closing, we are obligated to specifically perform under the purchase contract. As the properties are under construction at this time, the seller has not met all conditions to closing.

        In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is $1,065,000.

        For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

        On October 14, 2009, through one of our indirect wholly-owned subsidiaries, we entered into a ground lease for approximately one acre of land located in downtown Richmond, Virginia. The lease terminates on December 31, 2098, subject to our right to exercise two renewal periods of ten years each. We intend to use the land to build two nationally recognized brand hotels. Under the terms of the lease we have a six month "Study Period" to determine the viability of the hotels. We can terminate the lease for any reason during the Study Period, which ends on April 14, 2010. After the Study Period, the lease continues to be subject to various conditions, including but not limited to obtaining various permits, licenses, zoning variances and franchise approvals. If any of these conditions are not met we have the right to terminate the lease at any time. Rent payments are not required until we decide to begin construction on the hotels. Annual rent under the lease is $300,000 with adjustments throughout the lease term based on the Consumer Price Index. As there are many conditions to beginning construction on the hotels, there are no assurances that we will construct the hotels or continue the lease.

Source of Funds and Related Party Payments

        David Lerner Associates, Inc., Apple Suites Realty Group, Inc. and Apple Nine Advisors, Inc. earned the compensation and expense reimbursements shown below in connection with their services from inception through the period ending September 30, 2009 relating to our offering phase, acquisition phase and operations phase.

        David Lerner Associates, Inc. is not related to Apple Suites Realty Group, Inc. or Apple Nine Advisors, Inc.

        As described on page 41 of our prospectus under the heading "Compensation" and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase through September 30, 2009.

Cumulative through September 30, 2009

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$66,364,000	$66,364,000	$—
Marketing expense allowance paid to David Lerner Associates, Inc. in connection with the offering	22,122,000	22,122,000	—

	88,486,000	88,486,000	—

Acquisition Phase
Acquisition commission paid to Apple Suites Realty Group, Inc.	13,554,000	13,554,000	—
Operations Phase
Asset management fee paid to Apple Nine Advisors, Inc.	652,000	652,000	—
Reimbursement of costs paid to Apple Nine Advisors, Inc.	1,619,000	1,619,000	—

Amendment to Our Unit Redemption Program

        On October 8, 2009, our Board of Directors adopted a resolution amending our Unit redemption program. The first full paragraph on page 128 of our prospectus describing the Unit redemption program is amended as follows:

  "If funds available for our Unit redemption program are not sufficient to accommodate all requests, Units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder's IRA; pro rata as to shareholders seeking redemption of all Units owned by them who beneficially or of record fewer than 100 Units; and, finally, pro rata as to other redemption requests. The board of directors, in its sole discretion, may choose to suspend or terminate the Unit redemption program or to reduce the number of Units purchased under the Unit redemption program if it determines the funds otherwise available to fund our Unit redemption program are needed for other purposes."

SUMMARY OF CONTRACTS
FOR OUR RECENTLY PURCHASED
PROPERTIES

        The following information updates the contract information included in our prospectus dated September 21, 2009 for our recently purchased hotels. These recent hotel purchases were funded by the proceeds from our ongoing best-efforts offering of Units.

Ownership, Leasing and Management Summary

        Each of our recently purchased hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the "lessee."

        Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the "manager."

        The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for the hotels we have purchased since our prospectus dated September 21, 2009:

Hotel Location	Franchise(a)	Hotel Owner/Lessor	Lessee	Manager
1. Baton Rouge, Louisiana	SpringHill Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
2. Johnson City, Tennessee	Courtyard	Sunbelt-CJT, L.L.C.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.(b)

Notes for Table:

(a)
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

(b)
The hotel specified was purchased from an affiliate of the indicated manager.

        We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own and any related documents.

Hotel Lease Agreements

        Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in a previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

        Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer

Price Index (based on the U.S. City Average). Shown below are the annual base rent and the lease commencement date for the hotels we have purchased since our prospectus dated September 21, 2009:

Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
1. Baton Rouge, Louisiana	SpringHill Suites	$974,274	September 25, 2009
2. Johnson City, Tennessee	Courtyard	723,153	September 25, 2009

        The annual percentage rent depends on a formula that compares fixed "suite revenue breakpoints" with a portion of "suite revenue," which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

        Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

        Our recently purchased hotels are franchised by Marriott International, Inc. or one of its affiliates and there is a relicensing franchise agreement between the applicable lessee and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Nine Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under each relicensing franchise agreement.

        The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisors.

 FINANCIAL AND OPERATING INFORMATION
FOR OUR RECENTLY PURCHASED
PROPERTIES

        Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about the hotels we have purchased since our prospectus dated September 21, 2009:

Table 1. General Information

Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite(a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel(b)	Purchase Date
1. Baton Rouge, Louisiana	SpringHill Suites	119	$15,100,000	$99-134	$13,820,000	September 25, 2009
2. Johnson City, Tennessee	Courtyard	90	9,879,788	119-169	8,774,788	September 25, 2009

	Total	209	$24,979,788

Notes for Table 1:

(a)
The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.

(b)
The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel's personal property component.

Table 2. Operating Information

        Table 2, regarding operating information, has been omitted because our recently purchased hotels did not begin operations until September 2009, and there is no historical annual operating information.

Table 3. Tax and Related Information

Hotel Location	Franchise	Tax Year	Real Property Tax Rate(a)	Real Property Tax
1. Baton Rouge, Louisiana	SpringHill Suites	2008(b)	2.0%	$10,326	(c)
2. Johnson City, Tennessee	Courtyard	2008(b)	1.4%	16,500	(c)

Notes for Table 3:

(a)
Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

(b)
Represents calendar year.

(c)
The hotel property consisted of undeveloped land for a portion of the 2008 tax year, and the real property tax for 2008 is not necessarily indicative of property taxes expected for the hotel in the future.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	For the period November 9, 2007 (initial capitalization) through December 31, 2007
Revenues:
Room revenue	$56,252	$9,501	$—
Other revenue	6,601	2,023	—

Total hotel revenue	62,853	11,524	—
Rental revenue	10,515	—	—

Total revenue	73,368	11,524	—
Expenses:
Hotel operating expenses	37,832	7,422	—
Taxes, insurance and other	4,529	731	—
General and administrative	2,835	1,288	15
Acquisition related costs	4,868	—	—
Depreciation	9,778	2,277	—
Interest (income) expense, net	930	(2,346)	2

Total expenses	60,772	9,372	17

Net income (loss)	$12,596	$2,152	$(17)

Per Share:
Net income (loss) per common share	$0.21	$0.14	$(1,684.60)
Distributions declared and paid per common share	$0.66	$0.51	$—
Weighted-average common shares outstanding—basic and diluted	58,826	15,852	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$114,934	$75,193	$20
Investment in real estate, net	$686,620	$346,423	$—
Total assets	$822,314	$431,619	$337
Notes payable	$58,998	$38,647	$151
Shareholders' equity	$756,902	$389,740	$31
Net book value per share	$9.37	$9.50	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$20,000	$3,317	$(2)
Investing activities	$(333,891)	$(315,322)	$—
Financing activities	$353,632	$387,178	$(26)
Number of hotels owned at end of period	33	21	—
Average Daily Rate (ADR)(a)	$107	$110	$—
Occupancy	64%	59%	—
Revenue Per Available Room (RevPAR)(b)	$68	$65	$—

(a)
Total room revenue divided by number of rooms sold.

(b)
ADR multiplied by occupancy percentage.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(for the nine months ended September 30, 2009)

        Our Management's Discussion and Analysis of Financial Conditions and Results of Operation from our most recent Form 10-Q for the quarter ended September 30, 2009 has been incorporated by reference herein. See "Incorporation by Reference" on page S-5 of this Supplement.

(Remainder of Page Intentionally Left Blank)

EXPERTS

        The consolidated financial statements and financial statement schedule listed in the Index at Item 15(2) of Apple REIT Nine, Inc. appearing in Apple REIT Nine, Inc.'s Annual Report (Form 10-K) at December 31, 2008 and 2007 and for the period from November 7, 2007 (initial capitalization) through December 31, 2007 and the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The separate audited financial statements of (i) the Tucson, Arizona—Hilton Garden Inn and (ii) the Bristol, Virginia—Courtyard Marriott Hotel have been incorporated by reference herein. These financial statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited financial statements of Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Schneider & Company Certified Public Accountants, PC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The separate audited financial statements of (i) the Santa Clarita, California Courtyard by Marriott Hotel, (ii) Beaumont, Texas-Residence Inn by Marriott hotel and (iii) Durham, North Carolina—Homewood Suites have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The separate audited financial statements of (i) Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites), (ii) RSV Twinsburg Hotel, Ltd. (previous owner of the Twinsburg, Ohio Hilton Garden Inn), (iii) SCI Lewisville Hotel, Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn), (iv) SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and (v) SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of Novogradac & Company LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The audited financial statements of the Santa Clarita Hotels Portfolio have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Wilson, Price, Barranco, Blankenship & Billingsley, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The financial statements of the Hampton Inn & Suites, located in Pueblo, Colorado, as of and for the years ended December 31, 2007 and 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

        The audited financial statements of RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment, Ltd (previous owners of Jackson, Tennessee Courtyard, Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2007 have been incorporated by reference herein. The 2007 financial statements have been incorporated herein in reliance on the report of Dauby O'Connor & Zaleski, LLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2006 have been incorporated by reference herein. The 2006 financial statements have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent auditors, and upon the authority of that firm as an expert in accounting and auditing.

        The audited financial statements of Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn, Austin, Texas Homewood Suites and Austin, Texas Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

        The audited financial statements of Grove Street Orlando, LLC (previous owner of Orlando, Florida Fairfield Inn & Suites and Orlando, Florida SpringHill Suites) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Frazier & Deeter, LLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Company
Apple REIT Nine, Inc.
(Audited)
Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2008 and December 31, 2007	*
Consolidated Statements of Operations—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Shareholders' Equity—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Cash Flows—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Notes to Consolidated Financial Statements	*
Financial Statement Schedule	*
(Unaudited)
Consolidated Balance Sheets—September 30, 2009 and December 31, 2008	*
Consolidated Statements of Operations—Three and nine months ended September 30, 2009 and 2008	*
Consolidated Statements of Cash Flows—Nine months ended September 30, 2009 and 2008	*
Notes to Consolidated Financial Statements	*
Financial Statements of Businesses Acquired
Tucson, Arizona—Hilton Garden Inn Hotel
(Audited)
Independent Auditors' Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Owners' Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets —June 30, 2008 and December 31, 2007	*
Statements of Operations—Six Months Ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six Months Ended June 30, 2008 and 2007	*
Charlotte Lakeside Hotel, L.P. (previous owner of Charlotte, North Carolina Homewood Suites)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations and Partners' Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Income and Partners' Deficit—Six Months Ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six Months Ended June 30, 2008 and 2007	*
Santa Clarita—Courtyard by Marriott Hotel
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members' Equity—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to the Financial Statements	*
(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Members' Equity—June 30, 2008 and 2007	*
Statements of Operations—Six month periods ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six month periods ended June 30, 2008 and 2007	*
Allen Stacy Hotel, Ltd. (previous owner of Allen, Texas Hampton Inn & Suites)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners' Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*
RSV Twinsburg Hotel, Ltd. (previous owner of Twinsburg, Ohio Hilton Garden Inn)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners' Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

SCI Lewisville Hotel, Ltd. (previous owner of Lewisville, Texas Hilton Garden Inn)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners' Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*
SCI Duncanville Hotel, Ltd. (previous owner of Duncanville, Texas Hilton Garden Inn)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners' Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*
Bristol, Virginia—Courtyard Marriott
(Audited)
Report of Independent Auditors	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Statements of Owner's Equity—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*
Beaumont, Texas—Residence Inn by Marriott
(Audited)
Independent Auditors' Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Partners' Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*

(Unaudited)
Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*
Santa Clarita Hotels Portfolio
(Audited)
Independent Auditors' Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Combined Balance Sheets—September 30, 2008 and 2007	*
Combined Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*
SCI Allen Hotel, Ltd. (previous owner of Allen, Texas Hilton Garden Inn)
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners' Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—September 30, 2008 and 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*
Pueblo, Colorado—Hampton Inn & Suites
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Income—Years Ended December 31, 2007 and 2006	*
Statements of Owner's Equity—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—September 30, 2008 and 2007	*
Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Durham, North Carolina—Homewood Suites
(Audited)
Independent Auditors' Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members' Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—September 30, 2008 and 2007	*
Statements of Members' Deficit—Nine Months Ended September 30, 2008 and 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*
RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd.
(previous owners of Jackson, Tennessee Courtyard, Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn)
(Audited)
Independent Auditors' Report	*
Combined Balance Sheets—December 30, 2007 and December 31, 2006	*
Combined Statements of Income—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Owners' Equity—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 30, 2007 and December 31, 2006	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*
Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P.
(previous owners of Pittsburgh, Pennsylvania Hampton Inn)
(Audited)
Independent Auditors' Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Changes in Partners' Deficit—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Schedule of General and Unapplied Expenses—Years Ended December 31, 2007 and 2006	*
Notes to Combined Financial Statements	*

(Unaudited)
Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Changes in Partners' Equity—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*
Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD
(previous owners of Round Rock, Texas Hampton Inn, Austin, Texas Homewood Suite, and Austin, Texas Hampton Inn)
(Audited)
Independent Auditors' Report	*
Combined Balance Sheets—December 28, 2008 and December 30, 2007	*
Combined Statements of Income—Years Ended December 28, 2008 and December 30, 2007	*
Combined Statements of Owners' Deficit —December 28, 2008, December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 28, 2008 and December 30, 2007	*
Notes to Combined Financial Statements	*
Grove Street Orlando, LLC
(previous owner of Orlando, Florida Fairfield Inn & Suites and Orlando, Florida SpringHill Suites)
(Audited)
Independent Auditors' Report	*
Balance Sheet as of December 31, 2008	*
Statement of Cash Flows for the Year Ended December 31, 2008	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets as of June 30, 2009 and 2008	*
Statements of Operations and Members' Equity for the Six Months Ended June 30, 2009 and 2008	*
Statements of Cash Flows for the Six Months Ended June 30, 2009 and 2008	*
Pro Forma Financial Information
Apple REIT Nine, Inc.
(Unaudited)
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2009	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2008 and Nine Months Ended September 30, 2009	F-7
Notes to Pro Forma Condensed Consolidated Statements of Operations	F-11

*
Incorporated by reference herein. See "Incorporation by Reference" on page S-5 of this Supplement.

Apple REIT Nine, Inc.
Pro Forma Condensed Consolidated Statements of Operations (unaudited)
For the year ended December 31, 2008 and nine months ended September 30, 2009
(in thousands, except per share data)

        The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Tucson, AZ	$18.4	July 31, 2008
Homewood Suites	Charlotte, NC	5.7	September 24, 2008
Courtyard	Santa Clarita, CA	22.7	September 24, 2008
Hampton Inn & Suites	Allen, TX	12.5	September 26, 2008
Hilton Garden Inn	Twinsburg, OH	17.8	October 7, 2008
Hilton Garden Inn	Lewisville, TX	28.0	October 16, 2008
Hilton Garden Inn	Duncanville, TX	19.5	October 21, 2008
Residence Inn	Beaumont, TX	16.9	October 29, 2008
Hilton Garden Inn	Allen, TX	18.5	October 31, 2008
Hampton Inn & Suites	Pueblo, CO	8.0	October 31, 2008
Courtyard	Bristol, VA	18.7	November 7, 2008
Homewood Suites	Durham, NC	19.1	December 4, 2008
Hampton Inn	Pittsburgh, PA	20.5	December 31, 2008
Santa Clarita Hotels Portfolio (3 Hotels):
Hampton Inn	Santa Clarita, CA	17.1	October 29, 2008
Residence Inn	Santa Clarita, CA	16.6	October 29, 2008
Fairfield Inn	Santa Clarita, CA	9.3	October 29, 2008
Vista Host Hotels Portfolio (3 Hotels):
Courtyard	Jackson, TN	15.2	December 16, 2008
Hampton Inn & Suites	Jackson, TN	12.6	December 30, 2008
Hampton Inn	Fort Lauderdale, FL	19.3	December 31, 2008
Vista Host Hotels Portfolio (3 Hotels):
Hampton Inn	Round Rock, TX	11.5	March 6, 2009
Hampton Inn	Austin, TX	18.0	April 14, 2009
Homewood Suites	Austin, TX	17.7	April 14, 2009
Orlando, FL Hotels Portfolio (2 Hotels):
Fairfield Inn & Suites	Orlando, FL	25.8	July 1, 2009
SpringHill Suites	Orlando, FL	29.0	July 1, 2009

	Total	$418.4

        These Pro Forma Condensed Consolidated Statements of Operations also assume all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Texas Western Management Partners, L.P., Dimension Development Two, LLC, McKibbon Hotel Group, Inc., Gateway Hospitality Group, Inc., LBAM-Investor Group, L.L.C., Vista Host, Inc. and Fairfield FMC, LLC and SpringHill SMC, LLC, subsidiaries of Marriott International, under separate management agreements.

        Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Nine, Inc. and the historical Statements of Operations of the hotel properties.

        The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed on the latter of January 1, 2008, or the date the hotel began operations nor does it purport to represent the future financial results of Apple REIT Nine, Inc.

        The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and are qualified in their entirety by the historical Statements of Operations of the acquired hotels.

Pro Forma Condensed Consolidated Statement of Operations (unaudited)
For the nine months ended September 30, 2009
(In thousands, except per share data)

	Company Historical Statement of Operations	Vista Host Hotels Portfolio (Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD)(A)	Orlando, FL Hotels Portfolio(A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$56,252	$2,791	$—	$—		$59,043
Other revenue	6,601	18	—	—		6,619

Total hotel revenue	62,853	2,809	—	—		65,662
Rental revenue	10,515	—	—	—		10,515

Total revenue	73,368	2,809	—	—		76,177

Expenses:
Operating expenses	33,242	915	—	—		34,157
General and administrative	2,835	194	—	—		3,029
Management and franchise fees	4,590	238	—	—		4,828
Taxes, insurance and other	4,529	167	625	(625	)(I)	4,696
Acquisition related costs	4,868	—	—	(1,343	)(H)	3,525
Depreciation of real estate owned	9,778	223	—	(223	)(C)	10,078
				300	(D)
Interest, net	930	306	—	74	(E)	1,310

Total expenses	60,772	2,043	625	(1,817)		61,623
Income tax expense	—	—	—	—	(G)	—

Net income (loss)	$12,596	$766	$(625)	$1,817		$14,554

Basic and diluted earnings per common share	$0.21					$0.25

Weighted average common shares outstanding—basic and diluted	58,826			—		58,826

Pro Forma Condensed Consolidated Statement of Operations (unaudited)
For the year ended December 31, 2008
(In thousands, except per share data)

	Company Historical Statement of Operations	Tucson, AZ Hilton Garden Inn(A)	Chartlotte Lakeside Hotel, L.P. Charlotte, NC Homewood Suites(A)	Santa Clarita, CA Courtyard(A)	Allen Stacy Hotel, Ltd. Allen, TX Hampton Inn & Suites(A)	RSV Twinsburg Hotel, Ltd. Twinsburg, OH Hilton Garden Inn(A)	SCI Lewisville Hotel, Ltd. Lewisville, TX Hilton Garden Inn(A)	SCI Duncanville Hotel, Ltd. Duncanville, TX Hilton Garden Inn(A)	Beaumont, TX Residence Inn(A)	Santa Clarita Hotels Portfolio (3 Hotels)(A)
Revenue:
Room revenue	$9,501	$1,342	$1,505	$2,581	$2,313	$2,879	$3,521	$3,298	$799	$7,469
Other revenue	2,023	240	28	318	90	1,140	1,830	1,403	22	198

Total revenue	11,524	1,582	1,533	2,899	2,403	4,019	5,351	4,701	821	7,667

Expenses:
Operating expenses	5,630	600	948	1,190	1,022	2,059	2,696	2,351	257	1,753
General and administrative	2,171	409	304	547	176	310	428	336	50	1,891
Management and franchise fees	909	155	136	258	165	341	296	389	112	571
Taxes, insurance and other	731	99	88	233	180	228	309	272	29	535
Acquisition related costs	—	—	—	—	—	—	—	—	—	—
Depreciation of real estate owned	2,277	320	349	801	393	309	1,151	563	141	902

Interest, net	(2,346)	331	914	816	507	474	844	665	48	671

Total expenses	9,372	1,914	2,739	3,845	2,443	3,721	5,724	4,576	637	6,323
Gain on debt cancellation	—	—	(1,711)	—	—	—	—	—	—	—
Income tax expense	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$2,152	$(332)	$505	$(946)	$(40)	$298	$(373)	$125	$184	$1,344

Basic and diluted earnings per common share	$0.14

Weighted average common shares outstanding—basic and diluted	15,852

Pro Forma Condensed Consolidated Statement of Operations (unaudited)
For the year ended December 31, 2008 (Continued)
(In thousands, except per share data)

	SCI Allen Hotel, Ltd. Allen, TX Hilton Garden Inn(A)	Pueblo, CO Hampton Inn & Suites(A)	Bristol, VA Courtyard(A)	Durham, NC Homewood Suites(A)	Playhouse Square Hotel and Playhouse Parking Associates, L.P. Pittsburgh, PA Hampton Inn(A)	Vista Host Hotels Portfolio (RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment, LTD)(A)	Vista Host Hotels Portfolio (Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD)(A)	Orlando, FL Hotels Portfolio(A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$3,403	$1,813	$3,654	$3,369	$4,876	$8,364	$10,983	$—	$—		$71,670
Other revenue	1,085	55	291	106	340	182	67	—	—		9,418

Total revenue	4,488	1,868	3,945	3,475	5,216	8,546	11,050	—	—		81,088

Expenses:
Operating expenses	2,210	481	1,288	1,243	1,448	2,849	3,813	—	—		31,838
General and administrative	325	212	492	281	564	1,015	851	—	1,000	(B)	11,362
Management and franchise fees	384	200	326	263	601	995	991	—	—		7,092
Taxes, insurance and other	288	93	142	151	251	421	572	—	—		4,622
Acquisition related costs	—	—	—	—	—	—	—	—	1,343	(H)	1,343
Depreciation of real estate owned	441	163	329	399	512	1,501	795	—	(11,346	)(C)	10,268
									10,268	(D)
Interest, net	486	74	550	420	497	1,113	1,016	—	(4,353	)(E)	2,727

Total expenses	4,134	1,223	3,127	2,757	3,873	7,894	8,038	—	(3,088)		69,252
Gain on debt cancellation	—	—	—	—	—	—	—	—	1,711	(E)	—
Income tax expense	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$354	$645	$818	$718	$1,343	$652	$3,012	$—	$1,377		$11,836

Basic and diluted earnings per common share											$0.37

Weighted average common shares outstanding—basic and diluted									16,187	(F)	32,039

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)
Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2008 for the respective period prior to acquisition by the Company. Five properties began operations subsequent to January 1, 2008 and had limited historical operational activity prior to their opening. These properties are as follows: Tucson, Arizona Hilton Garden Inn opened in March 2008, Jackson, Tennessee Courtyard opened in June 2008, Beaumont, Texas Residence Inn opened in August 2008, and the Orlando, Florida Fairfield Inn & Suites and Orlando, Florida SpringHill Suites opened in July 2009.

(B)
Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)
Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)
Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

(E)
Interest expense and gain on debt cancellation related to prior owner's debt which was not assumed has been eliminated. Interest income has been adjusted for funds used to acquire properties as of January 1, 2008, or the dates the hotels began operations.

(F)
Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the latter of January 1, 2008, or the dates the hotels began operations.

(G)
Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreement put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H)
Represents costs incurred to complete acquisitions, including, title, legal, accounting and other related costs, as well as the commission paid to Apple Suites Realty Group totaling 2% of purchase price per contract. These costs are expensed for acquisitions of existing businesses that occur on or after January 1, 2009. For acquisitions prior to January 1, 2009, these costs were capitalized as part of the cost of the acquisition.

(I)
Represents preopening expenses which are the Seller's responsibility and therefore have been eliminated.